Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Tiziana Life Sciences Ltd:

We consent to the incorporation by reference of our report dated April 26, 2023 with respect to the consolidated balance sheet for the year ended December 31, 2022 and the related consolidated statement of operations and comprehensive loss, cash flows and shareholders’ equity for the period ended December 31, 2022, and the related notes, for Tiziana Life Sciences Ltd, which report appears in the December 31, 2022 annual report on Form 20-F.

/s/ PKF Littlejohn LLP.

PKF Littlejohn LLP

London

April 26, 2023